Exhibit (g)(3)(c)
[Registered Investment Company Letterhead]
____________, 2011
Mr. Robert Triano
Vice President
State Street Bank and Trust Company
801 Pennsylvania
Kansas City, MO 64105
Re:       Pacific Select Fund (the “Fund”)
Ladies and Gentlemen:
Please be advised that the undersigned Fund has established the following six new portfolios effective May 1, 2011:
Inflation Protected Portfolio
Portfolio Optimization Conservative Portfolio
Portfolio Optimization Moderate-Conservative Portfolio
Portfolio Optimization Moderate Portfolio
Portfolio Optimization Growth Portfolio
Portfolio Optimization Aggressive-Growth Portfolio
In accordance with Section 1 of the Custody and Investment Accounting Agreement dated as of June 1, 2001, as amended, by and between the Fund and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the new portfolios under the terms of the aforementioned contract.
Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: VP, Fund Advisor Operations, Duly Authorized

By: /s/ Laurene E. MacElwee
Name: Laurene E. MacElwee
Title: AVP & Assistant Secretary, Duly Authorized
Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY
By: /s/ Mark Nicholson
Name: Mark Nicholson
Title: SVP, Duly Authorized